                                                                    EXHIBIT 4.50

                             UNDERWRITING AGREEMENT

March 22, 2005

Pine Valley Mining Corporation
Suite 501-535 Thurlow Street
Vancouver, British Columbia V6E 3L2

Attention: Martin Rip

Mark T. Smith
5090 Warwick Terrace
Pittsburgh, PA 15213

The R. Templeton Smith Foundation
3001 Fairmount Boulevard
Cleveland Heights, OH 44118

Attention: Mark T. Smith

Dear Sirs:

The undersigned, Sprott Securities Inc., Salman Partners Inc. and Canaccord Capital Corporation (collectively, the "UNDERWRITERS") understand that Pine Valley Mining Corporation (the "COMPANY") proposes to issue and sell up to 1,250,000 treasury units of the Company (individually a "Treasury Unit" and, collectively, the "TREASURY UNITS") subject to the terms and conditions set out below. In addition, the Underwriters understand that Mark T. Smith and the R. Templeton Smith Foundation (collectively, the "SELLING SHAREHOLDERS") propose to sell an aggregate of 1,250,000 Secondary Shares (as hereinafter defined).

Upon and subject to the terms and conditions set forth herein, the Underwriters hereby agree to purchase from the Company 1,250,000 Treasury Units at a price of $5.60 per Treasury Unit for an aggregate purchase price of $7,000,000 (the "TREASURY OFFERING"). Each Treasury Unit shall consist of one Treasury Share (as hereinafter defined) (a "TREASURY UNIT SHARE") and one-half of one Treasury Share purchase warrant (a "WARRANT"). Each whole Warrant will entitle the holder thereof to purchase one Treasury Share (a "WARRANT SHARE") at a price of $6.25 per Warrant Share at any time prior to 5:00 p.m. (Vancouver time) on the date that is 18 months following the Closing Date (as hereinafter defined). In addition, the Underwriters hereby agree to purchase from the Selling Shareholders 1,250,000 Secondary Shares at a price of $5.25 per Secondary Share for an aggregate purchase price of $6,562,500 (the "Secondary Offering"). The Underwriters, the Company and the Selling Shareholders agree that the Underwriters may satisfy their obligations hereunder to purchase the Treasury Units and Secondary Shares by presenting substituted purchasers in the Selling Jurisdictions (as hereinafter defined).

The Underwriters shall have an option (the "OPTION"), which Option may be exercised in the Underwriters' sole discretion and without obligation, to purchase up to an additional 250,000 Treasury Units from the Company at a price of $5.60 per Treasury Unit which, if subscribed for hereunder, shall be deemed to form part of the Treasury Units for the purposes hereof and up to an additional 250,000 Secondary Shares from the Selling Shareholders at a price of $5.25 per Secondary Share which, if subscribed for hereunder, shall be deemed to form part of the Secondary Shares for the purposes hereof. In addition, the Underwriters shall have a second option (the "SECOND OPTION"), which option may be exercised in whole or in part, in the Underwriters' sole discretion and without obligation, to purchase up to an additional 1,000,000 Secondary Shares from the Selling Shareholders at a price of $5.25 per Secondary Share which, if subscribed for hereunder, shall be deemed to form part of the Secondary Shares for the purposes hereof. The Option and the Second Option shall be exercisable by the Underwriters in whole or in part at any time up to the Closing Time by delivering written notice to the Company and the Selling Shareholders, as applicable to that effect, after which time the Option and the Second Option shall be void and of no further force and effect.

The Treasury Offering and Secondary Offering (which terms shall individually include any additional Treasury Units and Secondary Shares to be purchased in the event of the exercise of the Option and any additional Secondary Shares to be purchased in the event of the exercise of the Second Option) by the Company is hereinafter referred to as the "OFFERING". Unless the context otherwise requires, all references to the "TREASURY UNITS", "TREASURY UNIT SHARES", "WARRANTS", "WARRANT SHARES" and "SECONDARY SHARES" shall assume the exercise of the Option and the Second Option.

The Company and the Selling Shareholders agree that the Underwriters will be permitted to appoint other registered dealers (or other dealers duly licensed or registered in their respective jurisdictions) as their agents to assist in the Offering and that the Underwriters may determine the remuneration payable to such other dealers appointed by them. Such remuneration shall be payable by the Underwriters.

In consideration of the services to be rendered by the Underwriters in connection with the Offering, the Company shall pay to the Underwriters at Closing (as hereinafter defined) in cash a commission equal to 4.0% of the gross proceeds realized by the Company in respect of the sale of Treasury Units, and the Selling Shareholders shall pay to the Underwriters at Closing a cash commission equal to 4.0% of the gross proceeds realized by the Selling Shareholders in respect of the sale of Secondary Shares (collectively, the "COMMISSION").

                                   DEFINITIONS

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

"AFFILIATES" has the meaning ascribed thereto in Section 10;

"AGREEMENT" means the agreement resulting from the acceptance by the Company and the Selling Shareholders of the offer made hereby;

"BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Vancouver, British Columbia, or Toronto, Ontario, as applicable;

"CANADIAN SECURITIES LAWS" means all applicable securities laws in each of the Canadian Selling Jurisdictions and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such provinces and all rules and policies of the TSXV;

"CLOSING" means the closing on the Closing Date of the transaction of purchase and sale in respect of the Treasury Units and Secondary Shares as contemplated by this Agreement and the Subscription Agreements;

"CLOSING DATE" means March 22, 2005 or such other date as the Underwriters, the Selling Shareholders and the Company shall agree;

"CLOSING TIME" means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company, the Selling Shareholders and the Underwriters may agree;

"COMMON SHARE" means a common share in the capital of the Company;

"COMPANY'S AUDITORS" means Deloitte & Touche LLP, Chartered Accountants, or such other firm of chartered accountants as the Company may have appointed or may from time to time appoint as auditors of the Company;

"COMPANY'S KNOWLEDGE" means knowledge of members of the Company's Board of Directors or senior management team'

"DEBT INSTRUMENT" means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or other liability;

"ENVIRONMENTAL LAWS" has the meaning ascribed thereto in paragraph 4(a)(xxix);

"FINANCIAL STATEMENTS" has the meaning ascribed thereto in paragraph 4(a)(v);

"FMCI" means Falls Mountain Coal Inc.;

"GMC" means Globaltex Gold Mining Corp.

"INCLUDING" means including without limitation;

"INFORMATION" has the meaning ascribed thereto in paragraph 4(a)(xxi);

"LEASED PREMISES" means the premises which are material to the Company and its subsidiaries, taken as a whole and which the Company or its subsidiaries occupy as a tenant;

"MATERIAL ADVERSE EFFECT" has the meaning ascribed thereto in paragraph 4(a)(i);

"MATERIAL AGREEMENT" means any material Debt Instrument, indenture, contract, commitment, agreement (written or oral), instrument, lease or other document, to which the Company or its subsidiaries or the Selling Shareholders, as applicable, are a party;

"MATERIAL SUBSIDIARIES" means FMCI and PVCL;

"MISREPRESENTATION", "MATERIAL FACT", "MATERIAL CHANGE", "AFFILIATE", "ASSOCIATE", and "DISTRIBUTION" have the respective meanings ascribed thereto in the Securities Act (Ontario);

"NI 43-101" has the meaning ascribed thereto in paragraph 4(a)(xliii);

"PERSON" means any individual, corporation, partnership, joint venture, association, trust or other legal entity;

"PERSONNEL" has the meaning ascribed thereto in Section 10;

"PVCL" means Pine Valley Coal Ltd.;

"PUBLIC DISCLOSURE DOCUMENTS" means, collectively, all of the documents which have been filed by or on behalf of the Company prior to the Closing Time with the relevant Securities Regulators pursuant to the requirements of Canadian Securities Laws, including all press releases filed on SEDAR;

"PURCHASERS" means the persons (which may include the Underwriters) who, as purchasers or beneficial purchasers acquire Treasury Units and/or Secondary Shares by duly completing, executing and delivering Subscription Agreements and any other required documentation and permitted assignees or transferees of such persons from time to time;

"SECONDARY SHARES" means Common Shares sold by the Selling Shareholders;

"SELLING JURISDICTIONS" means the provinces of British Columbia and Ontario, and such other jurisdictions inside or outside Canada, including the United States, as mutually agreed to by the Company, the Selling Shareholders and the Underwriters;

"SELLING SHAREHOLDERS" has the meaning ascribed to such term on the face page of this Agreement;

"SECURITIES REGULATORS" means, collectively, the securities regulators or other securities regulatory authorities in the Selling Jurisdictions;

"SPROTT" means Sprott Securities Inc.

"SUBSCRIPTION AGREEMENTS" means collectively the Canadian and U.S. subscription agreements in the forms agreed upon by the Underwriters, the Company and the Selling Shareholders, as applicable, pursuant to which Purchasers agree to subscribe for and purchase the Treasury Units and/or the Secondary Shares herein contemplated and shall include, for greater certainty, all schedules thereto;

"SUBSIDIARY" and "SUBSIDIARIES" shall have the meaning ascribed thereto in the Canada Business Corporations Act;

"TAXES" shall have the meaning ascribed thereto in paragraph 4(a)(vii);

"TRANSFER AGENT" means Computershare Trust Company of Canada, in its capacity as transfer agent and registrar of the Company at its principal offices in the cities of Vancouver, British Columbia and Toronto, Ontario;

"TREASURY SHARES" means the Common Shares issued from the treasury of the Company;

"TREASURY UNIT" has the meaning ascribed to such term on the face page of this Agreement;

"TREASURY UNIT SHARES" has the meaning ascribed to such term on the face page of this Agreement;

"TSXV" means the TSX Venture Exchange;

"U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended;

"WARRANT CERTIFICATES" means the certificates evidencing the Warrants and containing the terms of such Warrants;

"WARRANT SHARE" has the meaning ascribed to such term on the face page of this Agreement; and

"WARRANT" has the meaning ascribed to such term on the face page of this Agreement.

                              TERMS AND CONDITIONS

1. (A) SALE ON EXEMPT BASIS. The Underwriters shall offer for sale and sell the Treasury Units and Secondary Shares in the Selling Jurisdictions on a private placement basis in compliance with all applicable Canadian Securities Laws and all applicable securities laws of other Selling Jurisdictions such that the offer and sale of the Treasury Units and Secondary Shares does not obligate the Company or the Selling Shareholders to file a prospectus, a registration statement or other offering document under applicable securities legislation. The Underwriters shall offer the Treasury Units and Secondary Shares for sale in the United States through a U.S. registered broker-dealer affiliate pursuant to exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws, all such sales to be carried out and completed in accordance with Schedule "A" annexed hereto, the particulars of which are incorporated herein by reference.

(B) FILINGS. The Company and the Selling Shareholders, as applicable, undertake to file, or cause to be filed, all forms or undertakings required to be filed by the Company and the Selling Shareholders in connection with the issue and sale of the Treasury Units and Secondary Shares respectively so that the distribution of the Treasury Units and Secondary Shares to the Purchasers may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada or the United States (but on terms that will permit the Treasury Unit Shares, Warrants and Secondary Shares acquired by the Purchasers in the Selling Jurisdictions to be sold by such Purchasers at any time in the Selling Jurisdictions subject to applicable hold periods and other restrictions under Canadian Securities Laws, the U.S. Securities Act and the provisions of paragraph 2 of this Agreement), and the Underwriters undertake to use their commercially reasonable best efforts to cause Purchasers of Treasury

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Units and Secondary Shares to complete any forms required by Canadian Securities
Laws or under other applicable securities laws. All fees payable in connection with such filings shall be at the expense of the Company and the Selling Shareholders, as applicable.

(C) NO OFFERING MEMORANDUM. Neither the Company, the Selling Shareholders nor any of the Underwriters shall (i) provide to prospective purchasers any document or other material that would constitute an offering memorandum or future oriented financial information within the meaning of Canadian Securities Laws or applicable securities laws of the United States or any state or territory thereof; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Treasury Units and Secondary Shares, including causing the sale of the Treasury Units and Secondary Shares to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Treasury Units and Secondary Shares whose attendees have been invited by general solicitation or advertising.

(D) UNITED STATES OFFERS AND SALES. Each of the Company, the Selling Shareholders and the Underwriters (on their own behalf and on behalf of a U.S. registered broker-dealer affiliate of the Underwriters) agree that the representations, warranties and covenants contained in Schedule "A" to this Agreement entitled "United States Offers and Sales" are incorporated by reference in and shall form part of this Agreement with respect to offers and sales of Treasury Units and Secondary Shares in the United States by a U.S. registered broker-dealer affiliate of the Underwriters. The Underwriters agree, on behalf of themselves and their United States affiliates, for the benefit of the Company and the Selling Shareholders, as applicable, to comply with the U.S. selling restrictions imposed by the laws of the United States and contained in Schedule "A" to this Agreement. Notwithstanding the foregoing provisions of this paragraph 1(d), an Underwriter will not be liable to the Company or the Selling Shareholders under this paragraph or Schedule "A" to this Agreement with respect to a violation by another Underwriter or by another member of the selling dealer group.

2. (A) COVENANTS OF THE COMPANY. The Company hereby covenants to the Underwriters, the Purchasers and their respective permitted assigns and acknowledges that each of them is relying on such covenants in connection with the purchase of the Treasury Units, that the Company shall:

     (i) for a period of two years after the Closing Date, use its reasonable best efforts subject to the reasonable discretion of the board of directors of the Company to act in the best interest of the Company, remain a reporting issuer under Canadian Securities Laws in the provinces of British Columbia and Alberta not in default of any requirement of such Canadian Securities Laws;

     (ii) allow the Underwriters and their representatives the opportunity to conduct all due diligence which the Underwriters may reasonably require to be conducted prior to the Closing Date;

     (iii) duly execute and deliver the Subscription Agreements and the Warrant Certificates at the Closing Time and shall comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Company;

     (iv) fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions applicable to the Company set out in Section 6;

     (v) ensure that the Treasury Unit Shares shall, upon issuance in accordance with their terms, be duly issued as fully paid and non-assessable securities in the capital of the Company, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

     (vi) ensure that the Warrants shall be duly and validly created, authorized and issued and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Warrant Certificates;

     (vii) ensure that at all times prior to the expiry of the Warrants, sufficient Warrant Shares are allotted and reserved for issuance upon the due and proper exercise of the Warrants and, upon issuance in accordance with the terms of the Warrant Certificates, shall be issued as fully paid and non-assessable securities in the capital of the Company;

     (viii) use its best efforts to ensure that the Treasury Unit Shares and the Warrant Shares are listed and remain listed for trading on the TSXV if and when such securities are issued;

     (ix) in connection with the issuance of the Treasury Units, execute and file with the Securities Regulators all forms, notices and certificates required to be filed pursuant to the Canadian Securities Laws in the time required by the applicable Canadian Securities Laws, including, for greater certainty, all forms, notices and certificates set forth in the opinions delivered to the Underwriters pursuant to
          Section 6 of this Agreement required to be filed by the Company; and

     (x) for a period of 150 days from the Closing Date, not issue any additional securities in the capital of the Company without the prior written consent of Sprott, such consent not to be unreasonably withheld, except in conjunction with: (i) the grant or exercise of stock options to or by employees, officers or directors of, or consultants to, the Company and other similar issuances pursuant to the existing share incentive plan of the Company and other existing share compensation arrangements of the Company, (ii) outstanding warrants or obligations disclosed in the Public Disclosure Documents, and (iii) a trade occurring 30 Business Days after the Closing Date completed at a price per Common Share of $6.00 or greater.

     (B) COVENANTS OF THE SELLING SHAREHOLDERS. The Selling Shareholders hereby jointly and severally covenant to the Underwriters, the Purchasers and their respective permitted assigns and acknowledge that each of them is relying on such covenants in connection with the purchase of the Secondary Shares, that the Selling Shareholders shall:

     (i) allow the Underwriters and their representatives the opportunity to conduct all due diligence which the Underwriters may reasonably require to be conducted prior to the Closing Date;

     (ii) duly execute and deliver the Subscription Agreements at the Closing Time and shall comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Selling Shareholders;

     (iii) fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions applicable to them set out in Section 6;

     (iv) ensure that the Secondary Shares shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

     (v) in connection with the sale of Secondary Shares, execute and file with the Securities Regulators all forms, notices and certificates required to be filed pursuant to the Canadian Securities Laws in the time required by the applicable Canadian Securities Laws, including, for greater certainty, all forms, notices and certificates set forth in the opinions delivered to the Underwriters pursuant to Section 6 of this Agreement required to be filed by the Selling Shareholders; and

     (vi) for a period of 150 days from the Closing Date, not sell any additional securities of the Company without the prior written consent of Sprott (such consent not to be unreasonably withheld), acting reasonably except in conjunction with a trade occurring 30 Business Days after the Closing Date completed at a price per Common Share of $6.00 or greater.

3. (A) MATERIAL CHANGES DURING DISTRIBUTION. During the period from the date hereof to the Closing Date, the Company shall promptly notify the Underwriters (and, if requested by any of the Underwriters, confirm such notification in writing) of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company and its subsidiaries, taken as a whole.

During the period from the date hereof to the Closing Date, the Company shall promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under Canadian Securities Laws as a result of such change. The Company shall in good faith discuss with the Underwriters any fact or change in circumstances (actual, anticipated, contemplated or threatened, and financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Underwriters pursuant to this paragraph 3.

(B) PRESS RELEASES. During the period from the date hereof to the Closing Date, subject to applicable law (including the time limits imposed thereunder), the Company shall obtain prior approval of the Underwriters as to the content and form of any press release. In addition, until the Closing Date, any press release announcing or otherwise referring to this Offering shall include an appropriate legend on each page as follows: "Not for distribution to U.S. news wire services or dissemination in the United States."

4. (A) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Underwriters, the U.S. registered broker-dealer affiliate of the Underwriters, and the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing the Treasury Units, that:

     (i) the Company and each of its Material Subsidiaries has been duly incorporated and is validly existing under the laws of their respective jurisdictions of existence, has all requisite corporate power and authority and is duly qualified and possess all material certificates, authority, permits and licenses issued by the appropriate provincial, municipal, federal regulatory agencies or bodies necessary (and has not received or is not aware of any modification or revocation to such licenses, authority, certificates or permits, except such modifications or amendments as are necessary for the conduct of their business) to carry on their businesses as now conducted and to own their properties and assets, except for those certificates, authority, permits and licenses which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company and its Material Subsidiaries, considered as a whole (a "MATERIAL ADVERSE EFFECT"), has all requisite corporate power and authority to carry out its obligations under this Agreement, the Subscription Agreements and the Warrant Certificates;

     (ii) the Company has no material subsidiaries other than as listed below and the Company beneficially owns, directly or indirectly, the percentage indicated below of the issued and outstanding shares in the capital of the Material Subsidiaries, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever except as set out in the Public Disclosure Documents, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any of the Material Subsidiaries or any other security convertible into or exchangeable for any such shares:

                           JURISDICTION OF INCORPORATION   BENEFICIAL EQUITY/VOTING
          NAME                     OR CONTINUANCE                  OWNERSHIP
          ----             -----------------------------   ---------------------
Falls Mountain Coal Inc.          British Columbia                  100%
Pine Valley Coal Ltd.                 Alberta                       100%

          GMC and Pine Valley Coal Pty. Limited are inactive wholly-owned subsidiaries of the Company and are not material to the Company;

     (iii) at the Closing Time, all consents, approvals, permits, authorizations or filings as may be required under Canadian Securities Laws necessary for the execution and delivery of this Agreement, the Warrant Certificates and the Subscription Agreements, the issuance and sale of the Treasury Unit Shares, the Warrants comprising the Treasury Units and the Warrant Shares and the consummation of the transactions contemplated hereby and thereby have been made or obtained, as applicable;

     (iv) each of the execution and delivery of this Agreement, the Warrant Certificates and the Subscription Agreements, the performance by the Company of its obligations hereunder or thereunder, the issue and sale of the Treasury Unit Shares, the issue and sale of the Warrants comprising the Treasury Units and the issue and sale of Warrant Shares upon the exercise of the Warrants and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Company or its subsidiaries including Canadian Securities Laws and the securities laws of any other Selling Jurisdiction; (B) the constating documents, by-laws or resolutions of the Company or its subsidiaries which are in effect at the date hereof; (C) any Debt Instrument, Material Agreement, mortgage, indenture, contract, agreement, instrument, lease or other document to which the Company or its subsidiaries are a party or by which any one of them is bound; or (D) any judgment, decree or order binding the Company or its subsidiaries or the property or assets of the Company or its subsidiaries;

     (v) the audited consolidated financial statements of the Company as at and for the year ended March 31, 2004 and the unaudited consolidated financial statements of the Company as at and for the nine months ended December 31, 2004 (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Company and its subsidiaries (on a consolidated basis) as at such dates and results of operations of the Company and its subsidiaries (on a consolidated basis) for the periods then ended and there has been no change in accounting policies or practices of the Company and its subsidiaries since March 31, 2004;

     (vi) there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, results of operations, assets, liabilities (contingent or otherwise) or capital or financial condition of the Company or its Material Subsidiaries, since March 31, 2004, which has not been generally disclosed to the public and, except as disclosed in the Public Disclosure

          Documents, the business of the Company and its subsidiaries has been carried on in the usual and ordinary course consistent with past practice since March 31, 2004 to the extent that such past practice is consistent with the current business direction of the Company and its subsidiaries except for the proposed increase in coal production of the Willow Creek Mine from 900,000 tonnes per annum to 2,200,000 tonnes per annum;

     (vii) all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, customs duties and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "TAXES") due and payable or required to be collected or withheld and remitted, by the Company or its subsidiaries have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such Taxes would not have a Material Adverse Effect or result in an adverse material change to the Company and its subsidiaries, taken as a whole. All tax returns, declarations, remittances and filings required to be filed by the Company or its subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading or result in an adverse material change to the Company and its subsidiaries, taken as a whole. To the best knowledge of the Company, no examination of any tax return of the Company or its subsidiaries is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company or its subsidiaries. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to the Company.

     (viii) the auditors of the Company who audited the consolidated financial statements of the Company for the year ended March 31, 2004 and who provided their audit report thereon are independent public accountants as required under applicable Canadian Securities Laws;

     (ix) there has never been a reportable event (within the meaning of National Instrument 51-102) with the present or former auditors of the Company;

     (x) no holder of outstanding securities of the Company is entitled to any pre-emptive or any similar rights to subscribe for any Common Shares or other securities of the Company and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any security in the capital of the Company are outstanding other than as set forth in Schedule "B" hereto;

     (xi) except as set out in the Public Disclosure Documents, there is not, in the constating documents, by-laws or in any Debt Instrument, Material Agreement, agreement, mortgage, indenture or other instrument or document to which the

          Company is a party, any restriction upon or impediment to, the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Shares;

     (xii) neither the Company nor any of its subsidiaries are a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Company or any of its subsidiaries to compete in any line of business, transfer or move any of their respective assets or operations or which materially or adversely affects the business practices, operations or condition of the Company and its subsidiaries, taken as a whole except as set out in the Public Disclosure Documents and except that the Project Approval Certificate issued on March 3, 1998 for the Willow Creek Mine approves a project with a production of 900,000 tonnes per annum;

     (xiii) to the best of the Company's knowledge, no legal or governmental proceedings are pending to which the Company or its Material Subsidiaries are a party or to which their property is subject that would result individually or in the aggregate in any material adverse change in the operation, business or condition of the Company and its subsidiaries, taken as a whole, and to the best knowledge of the Company no such proceedings have been threatened against or are contemplated with respect to the Company or its subsidiaries or their properties except for the current government review of the Company's application for an amendment to its mining permit to allow an increase in coal production at the Willow Creek Mine from 900,000 tonnes per annum to 2,200,000 tonnes per annum;

     (xiv) the Company and its Material Subsidiaries have conducted and are conducting their business in material compliance with all applicable laws and regulations of each jurisdiction in which they carry on business (including all applicable federal, provincial, municipal and local environmental, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including relevant exploration and exploitation permits and concessions) except where the failure to so comply would not have a Material Adverse Effect and have not received a notice of non-compliance, nor know of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a Material Adverse Effect;

     (xv) the Company is not aware of any pending or contemplated change to any applicable law or regulation or governmental position that would materially adversely affect the business of the Company and its subsidiaries or the business or legal environment under which the Company or its subsidiaries operate;

     (xvi) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

     (xvii) upon the execution and delivery thereof, the Subscription Agreements and the Warrant Certificates shall constitute valid and binding obligations of the Company and each shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

     (xviii) at the Closing Time, all necessary corporate action will have been taken by the Company to: (a) validly issue the Treasury Unit Shares as fully paid and non-assessable securities in the capital of the Company; (b) validly create, authorize and issue the Warrants; and (c) allot, reserve and authorize the issuance of Warrant Shares, as fully paid and non-assessable securities in the capital of the Company upon the due exercise of the Warrants;

     (xix) at the Closing Date (and prior to giving effect to this Offering) the authorized capital of the Company consists of an unlimited number of Common Shares of which 67,386,858 Common Shares are issued and outstanding as fully paid and non-assessable;

     (xx) the Company is a reporting issuer in the provinces of British Columbia and Alberta. The Company is not currently in default of any requirement of the Canadian Securities Laws of such jurisdictions, except for such defaults as would not have a Material Adverse Effect and the Company is not included on a list of defaulting reporting issuers maintained by any of the securities regulators of such jurisdictions;

     (xxi) all information which has been prepared by the Company relating to the Company and its subsidiaries and their business, property and liabilities and either publicly disclosed or provided to the Underwriters, including all financial, marketing, sales and operational information provided to the Underwriters and all Public Disclosure Documents (collectively, the "INFORMATION") is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

     (xxii) all filings and fees required to be made and paid by the Company pursuant to the Canadian Securities Laws and general corporate law have been made and paid, and such disclosure and filings were true and accurate in all material respects as at the respective dates thereof and the Company has not filed any confidential material change reports;

     (xxiii) the Company and its subsidiaries are in compliance with all laws respecting employment and employment practices, terms and conditions of employment, occupational health and safety, pay equity and wages, except for such failures to comply as would not have a Material Adverse Effect. There is not currently any, or any reasonably foreseeable, labour disruption or conflict involving the Company or its subsidiaries;

     (xxiv) except as disclosed in the Public Disclosure Documents, none of the Company or its subsidiaries have any loans or other indebtedness outstanding which has been made to any of their respective shareholders, officers, directors or employees, past or present, or any person not dealing at "arm's length" (as such term is defined in the Income Tax Act (Canada)) with the Company or its subsidiaries;

     (xxv) the assets of the Company and its subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Company or its subsidiaries have not breached the terms of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder;

     (xxvi) the Transfer Agent, at its principal offices in the city of Vancouver, British Columbia has been duly appointed as transfer agent and registrar in respect of the Common Shares;

     (xxvii) other than the Underwriters, there are no persons acting or purporting to act at the request or on behalf of the Company, that are entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement;

     (xxviii) other than the Company and the Selling Shareholders, there is no person that is or will be entitled to the proceeds from the sale of the Treasury Units pursuant to this Offering under the terms of any Debt Instrument, Material Agreement, mortgage, indenture, contract, instrument, lease agreement (written or unwritten);

     (xxix) the Company and its subsidiaries are in material compliance with each material license and permit held by them and they are not in material violation of, or in material default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including "ENVIRONMENTAL LAWS" as defined below) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over them or over any part of their operations or assets;

     (xxx) the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, conservation, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), except for such failures to comply as would not have a Material Adverse Effect,
          (ii) have received all material permits, licenses or other approvals required of any of them under applicable Environmental Laws to conduct their business, and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in each case for such permits, licenses, approvals or failures to comply that would not have a Material Adverse Effect;

     (xxxi) there have been no past, and there are no pending or, to the best knowledge of the Company, threatened claims, complaints, notices or requests for information received by the Company or its subsidiaries with respect to any alleged violation of any Environmental Law and no conditions exist at, on or under any property now or previously owned, operated, leased or contracted to perform work by the Company or its subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, has or may reasonably be expected to have a Material Adverse Effect, except complaints from neighbouring property owners concerning the migration of dust from the Willow Creek Mine;

     (xxxii) except as set out in the Public Disclosure Documents, the Company is not party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company or its subsidiaries;

     (xxxiii) other than as disclosed in or contemplated by the Public
          Disclosure Documents or in the Information, the Company is not party to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument other than of the ordinary cause of business;

     (xxxiv) neither the Company, nor any of its subsidiaries, nor, to the knowledge of the Company, any other person is in default in the observance or performance of any term or obligation to be performed by any one of them under any Material Agreement, except for such defaults as would not have a Material Adverse Effect and no event has occurred which with notice or lapse of time or both would constitute such a default;

     (xxxv) the minute books and records of the Company and its Material Subsidiaries which the Company has made available to the Underwriters and their counsel, Cassels Brock & Blackwell LLP, in connection with their due diligence investigation of the Company for the period from inception to the date of examination thereof, are all of the minute books and substantially all the records of the Company and its Material Subsidiaries for such period and contain copies of all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Company and its subsidiaries to the date of review of such corporate records and minute books. There have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committees of the board of directors of the Company and its Material Subsidiaries during such period not reflected in such minute books and other records;

     (xxxvi) with respect to each of the Leased Premises, the Company or its subsidiaries occupy the Leased Premises and have the exclusive right to occupy and use the

          Leased Premises and each of the leases pursuant to which the Company or its subsidiaries occupy the Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement and the completion of the transactions described herein by the Company, will not afford any of the parties to such leases or any other person the right to terminate such lease or result in any additional or more onerous obligations under such leases;

     (xxxvii) there are no actions, suits, proceedings or inquiries pending or, to the best knowledge of the Company, threatened against or affecting the Company its subsidiaries or their respective property or assets at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality other than those that would not have a Material Adverse Effect, except complaints from neighbouring property owners concerning the migration of dust from the Willow Creek Mine;

     (xxxviii) there are no judgments against the Company or its subsidiaries, which are unsatisfied, nor are there any consent decrees or injunctions to which the Company are subject;

     (xxxix) the Company and its Material Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to or leasehold interest in, all of the material property or assets thereof as described in the Information, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Information, and no other property rights are necessary for the conduct of the business of the Company and its subsidiaries (taken as a whole) as currently conducted or contemplated to be conducted, the Company knows of no claim or basis for any claim that might or could adversely affect the right of the Company and its subsidiaries to use, transfer or otherwise exploit such property rights, other than those described in the Public Disclosure Documents, and the Company and its Subsidiaries have no responsibility or obligation to pay any commission, royalty, license fee or similar payment to any person with respect to the property rights thereof, expect as described in the Public Disclosure Documents;

     (xl) the Company and its Material Subsidiaries hold either freehold title, mining leases, mining claims, coal licenses, coal leases, or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located in respect of the coal deposits, ore bodies and minerals located in properties in which the Company and its Material Subsidiaries have an interest as described in the Information under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company and its Material Subsidiaries to explore the coal deposits, ore bodies or other minerals relating thereto, all such property, leases or claims and all property, leases or claims in which the Company or its Material Subsidiaries have any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Company or its Material Subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties in which the Company or its Material Subsidiaries have an interest as described in the Information granting the Company or its Material Subsidiaries the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of their respective rights and interests therein, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Company or its Material Subsidiaries;

     (xli) any and all of the agreements and other documents and instruments pursuant to which the Company and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, the Company and its subsidiaries are not in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged. None of the properties (or any interest in, or right to earn an interest in, any property) of the Company and its subsidiaries are subject to any right of first refusal or purchase or acquisition rights which are not disclosed in the Information;

     (xlii) the Company has disclosed all material information relating to the Willow Creek coal project in the Public Disclosure Documents in compliance with Canadian Securities Laws and such disclosure was true and complete and accurate in all material respects;

     (xliii) the Company has duly filed with the applicable regulatory authorities in compliance with Canadian Securities Laws all reports required by National Instrument 43-101 ("NI 43-101"), and all such reports comply with the requirements of NI 43-101;

     (xliv) the currently issued and outstanding common shares of the Company are listed and posted for trading on the TSXV and no order ceasing or suspending trading in any securities of the Company or prohibiting the trading of the Company's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Company, threatened; and

     (xlv) neither the Company nor any of its subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the TSXV or on or from any securities exchange, market or trading or quotation facility on which its Common Shares are then listed or quoted and the Company shall comply with the rules and regulations thereof.

     (B) REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS. Each of the Selling Shareholders hereby severally represents, warrants and covenants to the Underwriters, the U.S. registered broker-dealer affiliate of the Underwriters, and the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing the Secondary Shares, that:

     (i)  if the Selling Shareholder is

          (A) an individual, the Selling Shareholder has attained the age of majority and is legally competent and has full authority to enter into, execute and deliver this Agreement and the Subscription Agreements, to take all actions required pursuant hereto and thereto, and to otherwise perform and comply with its obligations herein and therein;

          (B) a corporation, the Selling Shareholder is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite legal and corporate power and authority to enter into, execute and deliver this Agreement and the Subscription Agreements, to take all actions required pursuant hereto and thereto, and to otherwise perform and comply with its obligations herein and therein;

          (C) a partnership, syndicate, trust, or other form of unincorporated organization, the Selling Shareholder has the necessary legal capacity and authority to enter into, execute and deliver this Agreement and the Subscription Agreements, to take all actions required pursuant hereto and thereto, and to otherwise perform and comply with its obligations herein and therein;

     (ii) all of the Secondary Shares are owned by the Selling Shareholder as the beneficial owner of record, with good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

     (iii) no person, firm, corporation or other entity has any agreement, option, commitment, right or privilege (whether by law, pre-emptive or contractual) entitling such person or entity to, or which is capable of becoming an entitlement, option or agreement for the purchase from the Selling Shareholder of any of the Secondary Shares;

     (iv) the Selling Shareholders have no reasonable grounds to believe that the Company is in default of Canadian Securities Laws;

     (v) at the Time of Closing, all consents, approvals, permits, authorizations or filings as may be required by the Selling Shareholder under Canadian Securities Laws necessary for the execution and delivery of this Agreement and the Subscription Agreements, the sale of the Secondary Shares and the consummation of the transactions contemplated hereby and thereby have been made or obtained, as applicable;

     (vi) each of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Selling Shareholder of his or its obligations hereunder or thereunder, the sale of the Secondary Shares and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, as applicable: (A) any statute, rule or regulation applicable to the Selling Shareholders including Canadian Securities Laws and the securities laws of any other Selling Jurisdiction; (B) the constating documents of any Selling Shareholder that is not an individual; (C) any Debt Instrument, Material Agreement, mortgage, indenture, contract, instrument, lease or other document to which any Selling Shareholder is a party or by which any one of them is bound; or (D) any judgment, decree or order binding the Selling Shareholder or his or its property or assets;

     (vii) other than the Underwriters, there are no persons acting or purporting to act at the request of or on behalf of the Selling Shareholder that are entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement;

     (viii) other than the Selling Shareholder, there is no person that is or will be entitled to the proceeds received from the sale of the Secondary Shares by the Selling Shareholder pursuant to this Offering under the terms of any Debt Instrument, Material Agreement, mortgage, indenture, contract, instrument, or lease agreement (written or unwritten);

     (ix) the Selling Shareholder is not a party to any shareholder agreement, pooling agreement or any other agreement which in any manner affects the voting control or disposition of the Secondary Shares;

     (x) there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending, to the knowledge of the Selling Shareholder, or threatened against or affecting the Selling Shareholder or at law or in equity or before any governmental or regulatory authority which would affect the ability of the Selling Shareholder to complete the sale of Secondary Shares and otherwise carry out the transactions contemplated by this Agreement and the Subscription Agreements;

     (xi) the Selling Shareholder is not in breach of any laws of any kind whatsoever the failure to comply with which could affect the ability of the Selling Shareholder to complete the sale of Secondary Shares and otherwise carry out the transactions contemplated by this Agreement and the Subscription Agreements; and

     (xii) this Agreement has been duly authorized, executed and delivered by the Selling Shareholder and constitutes a valid and binding obligation of the Selling Shareholder enforceable against the Selling Shareholder in accordance with its terms.

     (C) REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE UNDERWRITERS. Each of the Underwriters hereby severally represent, warrant and covenant to the Company and acknowledges that the Company and the Selling Shareholders are relying upon such representations and warranties, that:

     (i) in respect of the offer and sale of the Treasury Units and Secondary Shares, it will comply with all Canadian Securities Laws and all applicable laws of the jurisdictions outside Canada in which it offers the Treasury Units and Secondary Shares and will offer the Treasury Units and Secondary Shares in the United States only on a basis exempt from the registration requirements under the U.S. Securities Act in accordance with the provisions of Schedule "A" to this Agreement;

     (ii) it and its representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Treasury Units and Secondary Shares in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Treasury Units and Secondary Shares whose attendees have been invited by any general solicitation or general advertising; and

     (iii) it has not and will not solicit offers to purchase or sell the Treasury Units and Secondary Shares so as to require the filing of a prospectus or offering memorandum with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) under the laws of any jurisdiction, including the United States of America or any state thereof

5. CLOSING DELIVERIES. The purchase and sale of the Treasury Units and Secondary Shares shall be completed at the Closing Time at the offices of Cassels Brock & Blackwell LLP in Toronto, Ontario, or at such other place as Sprott (on behalf of the Underwriters) and the Company may agree upon. At or prior to the Closing
Time: (a) the Company shall, subject to the provisions of Section 6 of this Agreement, duly and validly deliver to the Underwriters certificates in definitive form representing the Treasury Unit Shares and Warrants comprising the Treasury Units in the names of the Purchasers or as indicated on their respective Subscription Agreements in the City of Toronto, against payment at the direction of the Company of the subscription price therefor, in lawful money of Canada; and (b) the Selling Shareholders shall, subject to the provisions of
Section 6 of this Agreement, duly and validly deliver to the Underwriters certificates in definitive form representing the Secondary Shares in the names of the Purchasers or as indicated on their respective Subscription Agreements in the City of Toronto, against payment at the direction of the Selling Shareholders of the subscription price therefor, in lawful money of Canada. The Underwriters, the Company and the Selling Shareholders may discharge their respective payment obligations by delivery by the Underwriters of a bank draft, certified cheque or by transfer of funds by electronic wire transfer to the designated bank account of each of the Company and the Selling Shareholders. Such payment to the Company shall be solely in respect of the sale of Treasury Units and shall be equal to the aggregate purchase price for the Treasury Units, less the Commission payable in respect of the sale of Treasury Units and the reasonable out-of-pocket costs and expenses of the Underwriters of the Offering, including reasonable fees and disbursements of counsel expenses

(subject to the maximum amount set out and as more particularly described in paragraph 8 hereof). Such payment to the Selling Shareholders shall be solely in respect of the sale of Secondary Shares and shall be equal to the aggregate purchase price for the Secondary Shares, less the Commission payable in respect of the sale of Secondary Shares and the reasonable out-of-pocket costs and expenses of the Underwriters of the Offering, including reasonable fees and disbursements of counsel (subject to the maximum amount set out and as more particularly described in paragraph 8 hereof). The out-of-pocket costs and expenses of the Offering will be allocated among the Selling Shareholders and the Company on the basis that 39% will be allocated to the Company, 55% will be allocated to Mark Smith and 6% will be allocated to the R. Templeton Smith Foundation.

6. CLOSING CONDITIONS. Each Purchaser's obligation to purchase the Treasury Units at the Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(A) the Underwriters shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, or such other officers of the Company as the Underwriters may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief after due injury, that:

     (i) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, are contemplated or threatened by any regulatory authority;

     (ii) the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

     (iii) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(B) the Underwriters shall have received a certificate, dated as of the Closing Date, from each of the Selling Shareholders, signed by the Selling Shareholder in question or an authorized signatory thereof, as applicable, certifying for on behalf of such Selling Shareholder, that:

     (i) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in the securities held by the Selling Shareholders (including the Secondary Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or are contemplated or threatened by any regulatory authority;

     (ii) the Selling Shareholder has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

     (iii) the representations and warranties of the Selling Shareholder contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(C) the Underwriters shall have received at the Closing Time certificates dated the Closing Date, signed by appropriate officers of the Company addressed to the Underwriters and their counsel, with respect to the articles and by-laws of the Company, all resolutions of the Company's board of directors relating to this Agreement and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers, the constating documents of the Company and such other matters as the Underwriters may reasonably request;

(D) the Underwriters shall have received at the Closing Time, evidence that all requisite approvals, consents and acceptances of the shareholders, the appropriate regulatory authorities and the TSXV required to be made or obtained by the Company and the Selling Shareholders in order to complete the Offering have been made or obtained;

(E) the Subscription Agreements, the Warrant Certificates and the certificates representing the Treasury Unit Shares, the Warrants and the Secondary Shares shall have been executed or endorsed, as applicable and delivered by the parties thereto in form and substance satisfactory to the Underwriters and their counsel, acting reasonably;

(F) the TSXV shall have issued its conditional acceptance for the issuance of the Treasury Unit Shares and the Warrant Shares;

(G) the Underwriters shall have received favourable legal opinions addressed to the Underwriters dated the Closing Date, from Bull, Housser & Tupper, counsel for the Company (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Company executed on its behalf by a senior officer of the Company and on certificates of the Transfer Agent, as to the issued capital of the Company; (ii) as to matters of fact not independently established, on certificates of the Company's auditors or a public official); and (iii) as to matters of law with respect to consulting counsel in the applicable local jurisdictions) with respect to the following matters:

     (i) as to the incorporation and subsistence of the Company under the laws of British Columbia and as to the corporate power of the Company to carry out its obligations under this Agreement, the Subscription Agreements and the Warrant Certificates and to issue the Treasury Unit Shares, the Warrants and the Warrant Shares;

     (ii) as to the authorized and issued capital of the Company;

     (iii) that the Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own its properties;

     (iv) that none of the execution and delivery of this Agreement, the Subscription Agreements and the Warrant Certificates, the performance by the Company of its obligations hereunder and thereunder, or the sale or issuance of the Treasury Unit Shares, the Warrants and the Warrant Shares will conflict with or result in any breach of the constating documents or by-laws of the Company or the resolutions of the directors and shareholders of the Company;

     (v) that each of this Agreement, the Subscription Agreements and the Warrant Certificates have been duly authorized and executed and delivered by the Company, and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

     (vi) that the Treasury Unit Shares have been validly issued as fully paid and non-assessable securities in the capital of the Company;

     (vii) that the Warrants have been duly and validly created and issued;

     (viii) that the Warrant Shares have been reserved and authorized and allotted for issuance to the Purchasers and, upon the due exercise of the Warrants in accordance with the provisions thereof and of the Warrant Certificates, will be validly issued as fully paid and non-assessable securities in the capital of the Company;

     (ix) that the issuance and sale by the Company of the Treasury Unit Shares and Warrants to the Purchasers are exempt from the prospectus and registration requirements of applicable Canadian Securities Laws in the Canadian Selling Jurisdictions and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws to permit such issuance and sale;

     (x) that the issuance of the Warrant Shares upon the due exercise of the Warrants will be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws subject to certain provisos and specified resale restrictions;

     (xi) that no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Treasury Unit Shares, the Warrants or the Warrant Shares, as the case may be, provided that four months and a day have lapsed since the Closing Date, subject to the usual qualifications;

     (xii) that the issuance of the Treasury Unit Shares, the Warrants and the Warrant Shares has been conditionally accepted for filing by the TSXV and the Common shares of the Company are listed on the TSXV;

     (xiii) as to such other matters as the Underwriters' legal counsel may reasonably request prior to the Closing Time.

(H) the Underwriters shall have received favourable legal opinions addressed to the Underwriters and the Underwriters' counsel, dated the Closing Date, from legal counsel for the Selling Shareholders (it being understood that such counsel may rely to the extent appropriate in the circumstances, as to matters of fact, on certificates provided by the Selling Shareholders or the authorized officers thereof and as to matters of law with respect to consulting counsel in the applicable local jurisdictions) with respect to the following matters:

     (i) that each of the Selling Shareholders have all requisite power and authority to carry out their respective obligations under this Agreement and the Subscription Agreements;

     (ii) that each of this Agreement and the Subscription Agreement have been duly authorized and executed and delivered by the Selling Shareholders, and constitute a valid and legally binding obligation of the Selling Shareholders enforceable against each Selling Shareholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

     (iii) that the sale by the Selling Shareholders of the Secondary Shares to the Purchasers is exempt from the prospectus and registration requirements of Canadian Securities Laws applicable in the Canadian Selling Jurisdictions and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under applicable Canadian Securities Laws to permit such sale;

     (iv) that no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Secondary Shares, provided a period of four months and a day has lapsed since the Closing Date, subject to the usual qualifications;

     (v)  that the Secondary Shares are listed on the TSXV;

     (vi) as to such other matters as the Underwriters' legal counsel may reasonably request prior to the Closing Time.

(I) the Underwriters shall have received certificates of status or similar certificates with respect to the jurisdiction in which the Company is incorporated;

(J) the Underwriters shall have received a legal opinion addressed to the Underwriters and the Purchasers from special United States counsel to the Company and the Selling Shareholders, dated as of the Closing Date, in form and substance satisfactory to the Underwriters and their counsel, acting reasonably, with respect to the initial sale of the Treasury Units and Secondary Shares by the Company and the Selling Shareholders in the United States or to U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act).

(K) the Underwriters shall have received a favourable legal opinion addressed to the Underwriters and the Purchasers dated as of the Closing Date, in form and substance satisfactory to the Underwriters and its counsel, acting reasonably, as to (i) the incorporation and subsistence of the Material Subsidiaries; (b) the corporate power and authority of the Material Subsidiaries; (iii) the ability of each of the Material Subsidiaries to carry on its business as presently carried on and to own it assets; (iv) the authorized capital, issued and outstanding share capital of the Material Subsidiaries; and (v) as to the ownership of the issued and outstanding securities of the Material Subsidiaries;

(L) the Underwriters shall have received a favourable legal opinion addressed to the Underwriters, the Purchasers and the Underwriters' counsel, as to the title to the coal licenses and coal leases issued pursuant to the Coal Act (British Columbia) and constituting the Willow Creek coal project, dated as of the Closing Date, in form and substance satisfactory to the Underwriters and its counsel, acting reasonably;

(M) the Underwriters shall, in their sole discretion, be satisfied with their due diligence review with respect to the business, assets, financial condition, affairs and prospects of the Company; and

(N) each of Jeff Fehn and Graham MacKenzie shall have entered into a stand-still agreement in favour of the Underwriters agreeing not to sell, assign or otherwise transfer any Common Shares for a period of 150 days from the Closing Date other than in connection with: (i) the sale of an aggregate of 1,000,000 Common Shares; and (ii) a trade of the Common Shares occurring 30 business days after the Closing Date completed at a price per Common Share of $6.00 or greater.

7.   RIGHTS OF TERMINATION

(A) DUE DILIGENCE OUT. In the event that the due diligence investigations performed by the Underwriters and/or their representatives reveal any material information or fact not generally known to the public which might, in the sole opinion of the Underwriters (or any one of them), acting reasonably, adversely affect the market price of the Common Shares, quality of the investment or marketability of the Offering, the Underwriters (or any one of them) shall be entitled, at their sole option and in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and Secondary Shares) by notice to that effect given to the Company and the Selling Shareholders any time prior to the Closing Time.

(B) LITIGATION. If any inquiry, action, suit, investigation or proceeding whether formal or informal (including matters of regulatory transgression or unlawful conduct and including any inquiry or investigation by the TSXV, any securities commission, or the U.S. Securities Exchange Commission) is commenced, announced or threatened in relation to the Selling Shareholders, the Company or its Material Subsidiaries, or any of their respective officers, directors or principal shareholders, the Underwriters (or any one of them) shall be entitled, at their sole option and in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and Secondary Shares) by notice to that effect given to the Company and the Selling Shareholders any time prior to the Closing Time.

(C) DISASTER OUT. In the event that prior to the Closing Time, there should develop, occur or come into effect any event of any nature, including terrorism, accident, a new or change in any governmental law or regulation, or other condition or major financial occurrence of national or international consequence, which, in the sole opinion of the Underwriters (or any one of them), materially adversely affects, or may adversely affect, the financial markets generally or the business, operations, affairs or profitability of the Company and its Material Subsidiaries, taken as a whole, or on the market price or value of the Common Shares, the Underwriters (or any one of them) shall be entitled at their sole option, in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and Secondary Shares) by written notice to that effect given to the Company and the Selling Shareholders prior to the Closing Time.

(D) CHANGE IN MATERIAL FACT. In the event that prior to the Closing Time, the Underwriters or the Underwriters' representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or new material fact shall arise, which, in the sole opinion of the Underwriters (or any one of them), has or could be expected to have a material adverse change or material adverse effect on the business, affairs or profitability of the Company and its Material Subsidiaries, taken as a whole, or on the market price or value of the Common Shares, the Underwriters (or any one of them) shall be entitled, at their sole option, in accordance with subparagraph 7(g), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and Secondary Shares) by written notice to that effect given to the Company and the Selling Shareholders prior to the Closing Time.

(E) NON-COMPLIANCE WITH CONDITIONS. The Company and Selling Shareholders agree that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company and/or the Selling Shareholders, as applicable, that they will each use its best efforts to cause such conditions to be complied with, and any breach or failure by the Company or the Selling Shareholders to comply with any of such conditions or in the event that any representation or warranty given by the Company or the Selling Shareholders becomes false and is not rectified as at the Closing Time, shall entitle the Underwriters (or any one of them), at their sole option in accordance with subparagraph 7(g), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and Secondary Shares) by notice to that effect given to the Company and the Selling Shareholders at or prior to the Closing Time. The Underwriters may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Underwriters only if the same is in writing and signed by them.

(F) CEASE TRADE ORDER. In the event that any order to cease trading in securities of the Company or in respect of the Selling Shareholders is made or threatened by a Securities Regulator, which, in the sole opinion of the Underwriters (or any one of them), acting reasonably, operates or could operate to prevent or restrict trading in the Common Shares or distribution or sale of the Treasury Units or Secondary Shares in the Selling Jurisdictions, or any other jurisdiction where Purchasers are resident the Underwriters (or any one of them) shall be entitled, at their sole option, in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Treasury Units and the Secondary Shares) by written notice to that effect given to the Company and the Selling Shareholders prior to the Closing Time.

(G) EXERCISE OF TERMINATION RIGHTS. The rights of termination contained in subparagraphs 7(a), (b), (c), (d), (e) and (f) may be exercised by the Underwriters and are in addition to any other rights or remedies the Underwriters may have in respect of any default, act or failure to act or non-compliance by the Company or the Selling Shareholders in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination by the Underwriters, there shall be no further liability on the part of the Underwriters to the Company or the Selling Shareholders or on the part of the Company or the Selling Shareholders to the Underwriters except in respect of any liability which may have arisen or may arise after such termination in respect of acts or omissions prior to such termination under paragraphs 8 and 10.

8. EXPENSES. Whether or not the Offering is completed, the Company and the Selling Shareholders will pay all reasonable expenses and fees in connection with the Offering, including all expenses of or incidental to the issue, sale or distribution of the Treasury Units and Secondary Shares including, the fees and expenses of the Company's counsel and counsel to the Selling Shareholders; all costs incurred in connection with the preparation of documents relating to the Offering; and all reasonable expenses and fees incurred by the Underwriters which shall include the reasonable fees (to a maximum of $75,000, exclusive of GST) and disbursements of the Underwriters' counsel. All reasonable fees and expenses incurred by the Underwriters or on their behalf shall be payable by the Company immediately upon receiving an invoice therefor from the Underwriters and shall be payable whether or not the Offering is completed.

9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents submitted pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Treasury Unit Shares and Warrants comprising the Treasury Units and Secondary Shares and continue in full force and effect for the benefit of the Underwriters and the Purchasers and shall not be limited or prejudiced by any investigation made by or on behalf of the Underwriters in connection with the purchase and sale of the Treasury Unit Shares and Warrants comprising the Treasury Units and/or Secondary Shares.

10. (A) INDEMNITY. The Company and the Selling Shareholders hereby severally agree to indemnify and hold the Underwriters and/or any of their respective affiliates (the "AFFILIATES") and each of the directors, officers, employees and shareholders of the Underwriters and/or the Affiliates (hereinafter collectively referred to as the "PERSONNEL") harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Underwriters and/or the Affiliates, to which the Underwriters and/or the Affiliates and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company and the Selling Shareholders by the Underwriters and/or the Affiliates and the Personnel hereunder or otherwise in connection with the matters referred to in this Agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

     (i) the Underwriters and/or the Affiliates or the Personnel have been grossly negligent or dishonest or have committed any fraudulent act in the course of such performance;

     (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Underwriters and/or the Affiliates or insufficient to hold them harmless, then the Company and the Selling Shareholders shall contribute to the amount paid or payable by the Underwriters and/or the Affiliates as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and/or the Selling Shareholders on the one hand and the Underwriters and/or the Affiliates on the other hand but also the relative fault of the Company, the Selling Shareholders and the Underwriters and/or the Affiliates, as well as any relevant equitable considerations; provided that the Company and the Selling Shareholders shall, in any event, contribute to the amount paid or payable by the Underwriters and/or the Affiliates as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Underwriters and/or the Affiliates hereunder pursuant to this Agreement.

The Company and the Selling Shareholders agree that in case any legal proceeding shall be brought against the Company, the Selling Shareholders and/or the Underwriters and/or the Affiliates by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company, the Selling Shareholders and/or the Underwriters and/or the Affiliates and any

Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company and/or the Selling Shareholders by the Underwriters and/or the Affiliates under this Agreement, the Underwriters and/or the Affiliates shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Underwriters and/or the Affiliates for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Company and the Selling Shareholders as they occur. Provided that, notwithstanding the foregoing, the Underwriters and/or the Affiliates and the Personnel shall utilize counsel to the Company and/or the Selling Shareholders unless in the opinion of the Underwriters and/or the Affiliates, based on counsel, there is an actual, potential or apparent conflict between the interests of such parties and the interests of the Company and/or the Selling Shareholders such that joint representation would be inappropriate.

Promptly after receipt of notice of the commencement of any legal proceeding against the Underwriters and/or the Affiliates or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company and/or the Selling Shareholders, the Underwriters and/or the Affiliates (or any one of them) will notify the Company and the Selling Shareholders in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company and the Selling Shareholders, will keep the Company and the Selling Shareholders advised of the progress thereof and will discuss with the Company and the Selling Shareholders all significant actions proposed.

The indemnity and contribution obligations of the Company and the Selling Shareholders shall be in addition to any liability which the Company and the Selling Shareholders may otherwise have, shall extend upon the same terms and conditions to those of the Underwriters and/or the Affiliates and the Personnel who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Selling Shareholders, the Underwriters and/or the Affiliates and any of the Personnel of the Underwriters and/or the Affiliates. The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by this Agreement.

(B) RIGHT OF INDEMNITY IN FAVOUR OF OTHERS. With respect to any party who may be indemnified by paragraph 10(a) above and is not a party to this Agreement, the Underwriters shall obtain and hold the rights and benefits of this paragraph 10 in trust for and on behalf of such Indemnified Party.

11. ACTION BY UNDERWRITERS. All steps which must or may be taken by the Underwriters in connection with this Agreement, with the exception of the matters relating to termination contemplated by Section 7 or matters relating to indemnity and contribution contemplated by Section 10, may be taken by Sprott on behalf of itself and the Underwriters and the execution and delivery of this Agreement by the Company, the Selling Shareholders and the Underwriters shall constitute the authority of the Company and the Selling Shareholders for accepting notification of any such steps from, and for delivery of the definitive documents constituting the Treasury Units and/or Secondary Shares to, Sprott Securities Inc. Sprott Securities Inc. agrees to consult with the other Underwriters with respect to all material matters.

12. LIABILITY OF UNDERWRITERS. The obligations of the Underwriters to purchase the Treasury Units and Secondary Shares in connection with the Offering at the Closing Time shall be several (and not joint or joint and several) and shall be as to the following percentages of the Treasury Units and Secondary Shares to be purchased at that time:

Name of Underwriter             Percentage
-------------------             ----------
Sprott Securities Inc.              65%
Salman Partners Inc.                25%
Canaccord Capital Corporation       10%

     Nothing in this Agreement shall oblige any U.S. broker dealer affiliate of any of the Underwriters to purchase the Treasury Units and/or Secondary Shares. Any U.S. broker dealer affiliate who makes any offers or sales of the Treasury Units and/or Secondary Shares to U.S. persons will do so solely as an agent for an Underwriter.

     If any of the Underwriters shall fail to purchase its applicable percentage of the total number of Treasury Units and Secondary Shares at the Closing Time pursuant to the Offering and such failure shall constitute a default in its obligations under this Agreement, then, notwithstanding the provisions of this paragraph, any Underwriter not in default of its obligations under this Agreement may, but shall not be obligated to, purchase the Treasury Units and Secondary Shares which the Underwriter in default was to have purchased.

13. ADVERTISEMENTS. The Company and the Selling Shareholders acknowledge that the Underwriters shall have the right, subject always to clauses 1(a) and (c) and 4(b) of this Agreement, at their own expense, to place such advertisement or advertisements relating to the sale of the Treasury Units and Secondary Shares contemplated herein as the Underwriters may consider desirable or appropriate and as may be permitted by applicable law. The Company, the Selling Shareholders and the Underwriters each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration requirements of applicable Canadian Securities Laws or the securities legislation in any other jurisdiction in which the Treasury Units and/or Secondary Shares shall be offered or sold being unavailable in respect of the sale of the Treasury Units and/or Secondary Shares to prospective purchasers.

14. NOTICES. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a "NOTICE") shall be in writing addressed as follows:

(A)  If to the Company, to:

     Pine Valley Mining Corporation
     Suite 501 -- 535 Thurlow Street
     Vancouver, British Columbia V6E 3L2

     Attention: Martin Rip, Vice President, Finance and Chief Financial Officer
     Fax:       (604) 682-4698

     with a copy to:

     Bull, Housser & Tupper
     3000 -- 1055 West Georgia Street
     Vancouver, British Columbia V6E 3R3

     Attention: Grant Weaver
     Fax:       (604) 646-2514

     If to the Selling Shareholders, to each of:

     Mark T. Smith
     5090 Warwick Terrace
     Pittsburgh, PA 15213

     Fax:       (440) 359-0001

     The R. Templeton Smith Foundation
     3001 Fairmount Boulevard
     Cleveland Heights, Ohio 44118

     Attention: Mark T. Smith
     Fax:       (440) 359-0001

     If to the Underwriters, to:

     Sprott Securities Inc.
     Royal Bank Plaza
     South Tower, Suite 3450
     200 Bay Street
     Toronto, Ontario M5J 2J2

     Attention: Darren Wallace
     Fax:       (416) 943-6496
     with a copy to:

     Cassels Brock & Blackwell LLP
     Suite 2100, Scotia Plaza
     40 King Street West
     Toronto, Ontario M5H 3C2

     Attention:        John Vettese
     Telecopier:       (416) 350-6930

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

15. TIME OF THE ESSENCE. Time shall, in all respects, be of the essence hereof.

16. CANADIAN DOLLARS. All references herein to dollar amounts are to lawful money of Canada.

17. HEADINGS. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18. SINGULAR AND PLURAL, ETC. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

19. ENTIRE AGREEMENT. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including the engagement letter dated February 25, 2005. This Agreement may be amended or modified in any respect by written instrument only.

20. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

22. SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Selling Shareholders, the Underwriters and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

23. FURTHER ASSURANCES. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

24. EFFECTIVE DATE. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

25. LANGUAGE. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandees que la presente Convention ainsi que tout avis, tout etat de compte et tout autre document a etre ou pouvant etre donne ou conclu en vertu des dispositions des presentes, soient rediges en langue anglaise seulement.

                           [INTENTIONALLY LEFT BLANK]

26. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which so executed shall constitute an original and all of which taken together shall form one and the same agreement. If the Company and the Selling Shareholders are in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this letter where indicated below and delivering the same to the Underwriters.

Yours very truly,

SPROTT SECURITIES INC.


Per: /s/ Jeff Kennedy
     -----------------------------------
     Authorized Signing Officer


SALMAN PARTNERS INC.


Per: /s/ Alan C. Herrington
     -----------------------------------
     Authorized Signing Officer


CANACCORD CAPITAL CORPORATION


Per:
     -----------------------------------
     Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of March 22, 2005.

                                        PINE VALLEY MINING CORPORATION


                                        Per: /s/ Jeffrey Fehn
                                             -----------------------------------
                                             Authorized Signing Officer


                                        THE R. TEMPLETON SMITH FOUNDATION


                                        Per: /s/ Mark T. Smith
                                             -----------------------------------
                                             Authorized Signing Officer


                                        Mark T. Smith
-------------------------------------   ----------------------------------------
Witness                                 Mark T. Smith

                                  SCHEDULE "A"

                         UNITED STATES OFFERS AND SALES

As used in this Exhibit A, capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement to which this Exhibit is annexed and the following terms shall have the meanings indicated:

     (a) "Directed Selling Efforts" means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Exhibit, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Treasury Units and Secondary Shares and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Treasury Units; and Secondary Shares

     (b) "Foreign Issuer" means a foreign issuer as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Exhibit, it means any issuer which is (a) the government of any foreign country or of any political subdivision of a foreign country; or (b) a corporation or other organization incorporated under the laws of any foreign country, except an issuer meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or through voting trust certificates or depositary receipts by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

     (c) "Qualified Institutional Buyer" means a "qualified institutional buyer" as that term is defined in Rule 144A;

     (d) "Regulation D" means Regulation D adopted by the SEC under the U.S. Securities Act;

     (e) "Regulation S" means Regulation S adopted by the SEC under the U.S. Securities Act;

     (f) "Rule 144" means Rule 144 adopted by the SEC under the U.S. Securities Act;

     (g) "Rule 144A" means Rule 144A adopted by the SEC under the U.S. Securities Act;

     (h) "Rule 701" means Rule 701 adopted by the SEC under the U.S. Securities Act;

     (i)  "SEC" means the United States Securities and Exchange Commission;

     (j) "Selling Dealer Group" means dealers or brokers other than the Underwriters and their U.S. affiliates who participate in the offer and sale of the Treasury Units and/or Secondary Shares pursuant to the Underwriting Agreement;

     (k) "Substantial U.S. Market Interest" means substantial U.S. market interest as that term is defined in Regulation S;

     (l) "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

     (m) "U.S. Person" means a U.S. person as that term is defined in Regulation S; and

     (n) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

     (o) "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE UNDERWRITERS

The Underwriters acknowledge that the Treasury Units, Treasury Unit Shares, Warrants, Warrant Shares and Secondary Shares have not been and will not be registered under the U.S. Securities Act and may be offered and sold within the United States or to, or for the account or benefit of, U.S. persons only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act. Accordingly, the Underwriters represent, warrant and covenant to and with the Company that:

1. They have not offered or sold, and will not offer or sell, any Treasury Units or Secondary Shares except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) within the United States as provided in paragraphs 2 through 10 below. Accordingly, none of the Underwriters, their affiliates, any persons acting on their behalf, or any member of the Selling Dealer Group have made or will make (except as permitted in paragraphs 2 through 10 below) (i) any offer to sell or any solicitation of an offer to buy, any Treasury Units or Secondary Shares to any U.S. Person or any person in the United States, (ii) any sale of Treasury Units or Secondary Shares to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Underwriters, affiliate or person acting on behalf of either, reasonably believed that such purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Treasury Units or Secondary Shares. Terms used in this paragraph have the meanings given to them by Regulation S.

2. They have not entered and will not enter into any contractual arrangement with respect to the distribution of the Treasury Units and/or the Secondary Shares, except with their affiliates, any members of the Selling Dealer Group or with the prior written consent of the Company and/or the Selling Shareholders. They shall require each selling group member to agree, for the benefit of the Company and the Selling Shareholders, to comply with, and shall use their best efforts to ensure that each selling group member complies with, the same provisions of this Exhibit as apply to the Underwriters as if such provisions applied to such selling group member.

3. All offers and sales of Treasury Units and Secondary Shares in the United States shall be made through a U.S. registered broker dealer affiliate in compliance with all applicable U.S. broker-dealer requirements. Each of the Underwriters and the U.S. registered broker-dealer affiliate is an Institutional Accredited Investor and a Qualified Institutional Buyer.

4. Offers and sales of Treasury Units and Secondary Shares in the United States shall not be made (i) by any form of general solicitation or general advertising (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or (ii) in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5. Any offer, sale or solicitation of an offer to buy Treasury Units and Secondary Shares that has been made or will be made in the United States was or will be made only to Qualified Institutional Buyers in accordance with the requirements of Rule 144A in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6. The Underwriters acting through a U.S. registered broker dealer affiliate, may offer the Treasury Units and Secondary Shares in the United States only to offerees with respect to which any of the Underwriters has a pre-existing relationship and has reasonable grounds to believe are Qualified Institutional Buyers and immediately prior to making any such offer and, based on the institutional accredited investor certificates attached as a schedule to the Subscription Agreement for Purchasers purchasing as Qualified Institutional Buyers, had reasonable grounds to believe and did believe that each offeree was a Qualified Institutional Buyer, and on the date hereof, they continue to believe that each U.S. Purchaser is a Qualified Institutional Buyer.

7. Prior to any sales of Treasury Units or Secondary Shares in the United States, they shall cause each U.S. Purchaser thereof to sign and deliver a Subscription Agreement containing such representations, warranties and acknowledgements as may be necessary to ensure compliance with U.S. securities laws.

8. Prior to completion of any sale to the Closing Time, they will provide the Company and the Selling Shareholders with a list of all purchasers of the Treasury Units and Secondary Shares in the United States.

9. At least one business day prior to the Closing Time, they will provide the Company and the Selling Shareholders with a list of all purchasers of the Treasury Units and Secondary Shares in the United States.

10. They will inform, and cause the U.S. registered broker dealer affiliate to inform, all purchasers of the Treasury Units and Secondary Shares in the United States that the

     Treasury Units and Secondary Shares have not been and will not be registered under the U.S. Securities Act and are being sold to them without registration under the U.S. Securities Act in reliance on Rule 506 of Regulation D, in the case of Treasury Units and Rule 144A, in the case of Secondary Shares.

11. The Underwriters agree that at the Closing Time, they, together with the U.S. registered broker dealer affiliate, will provide a certificate, substantially in the form of Annex I to this Exhibit A, relating to the manner of the offer and sale of the Treasury Units and the Secondary Shares in the United States.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents, warrants, covenants and agrees that:

1. The Company is a Foreign Issuer within the meaning of Regulation S and reasonably believes that there is no Substantial U.S. Market Interest in the Treasury Units.

2. The Company is not, and as a result of the sales of the Treasury Units contemplated hereby will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended.

3. Except with respect to offers and sales within the United States to accredited investors (within the meaning of Rule 501(a) of Regulation D) who are Qualified Institutional Buyers, in reliance upon any exemption from registration under Regulation D, neither the Company nor any of its affiliates, nor any person acting on its behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Treasury Units to a U.S. Person or a person in the United States; or (B) any sale of Treasury Units unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Company, its affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States.

4. During the period in which the Treasury Units are offered for sale, neither it nor any of its affiliates, nor any person acting on its or their behalf
     (i) has engaged in or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D) with respect to offers or sales of the Treasury Units in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; or (ii) or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5. Except with respect to the offer and sale of the Treasury Units offered hereby and offers and sales of Common Shares to accredited investors only pursuant to the Company's employee benefit plans in accordance with Rule 506 of the U.S. Securities Act, the Company has not, for a period of six months prior to the date hereof sold, offered for sale or solicited any offer to buy any of its securities in the United States.

6. The Treasury Units satisfy the requirements set out in Rule 144A(d)(3) of the U.S. Securities Act.

7. So long as any Treasury Units and Secondary Shares which have been sold in the United States are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the U.S. Securities Act, the Company shall either: (i) furnish to the SEC all information required to be furnished in accordance with Rule 12g3-2(b) under the U.S. Exchange Act;
     (ii) file reports and other information with the SEC under Section 13 or
     Section 15(d) of the U.S. Exchange Act; or (iii) in the event it is not exempt from reporting pursuant to Rule 12g3-2(b) nor subject to Section 13 or Section 15(d) of the U.S. Exchange Act, furnish to any holder of the Treasury Units and any prospective purchaser of the Treasury Units designated by such holder, upon request of such holder, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Exchange Act (so long as such requirement is necessary in order to permit holders of the Treasury Units to effect resales under Rule 144A).

8. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has paid or will pay any commission or other remuneration, directly or indirectly for soliciting the exercise of the Warrants.

9. The Corporation will use its commercially reasonable efforts to qualify as a "foreign issuer" for a period of 24 months after the Closing Date.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLING SHAREHOLDERS

The Selling Shareholders represent, warrant, covenant and agree that:

1. Except with respect to offers and sales to Qualified Institutional Buyers within the United States in reliance upon any exemption from registration under Rule 144A, neither the Selling Shareholders nor any of their affiliates, nor any person acting on its behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Secondary Shares to a U.S. Person or a person in the United States; or (B) any sale of Secondary Shares unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Selling Shareholders their affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States.

2. During the period in which the Secondary Shares are offered for sale, neither it nor any of its affiliates, nor any person acting on its or their behalf (i) has engaged in or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation
     D) with respect to offers or sales of the Secondary Shares in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; or (ii) or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

3. The Secondary Shares satisfy the requirements set out in Rule 144A(d)(3) of the U.S. Securities Act.

                              ANNEX I TO SCHEDULE A

                            UNDERWRITERS' CERTIFICATE

In connection with the private placement in the United States of the units (the "Treasury Units") and secondary shares (the "Secondary Shares") of Pine Valley Mining Corporation (the "Company") with one or more U.S. qualified institutional buyers (the "U.S. Purchasers") pursuant to one or more Subscription Agreements dated as of March 22, 2005, the undersigned Sprott Securities Inc., on behalf of the Underwriters referred to in the Underwriting Agreement dated March 22, 2005 among the Company, Mark T. Smith, the R. Templeton Smith Foundation, Sprott Securities Inc., Salman Partners Inc. and Canaccord Capital Corporation (the "Underwriting Agreement"), and Sprott Securities (U.S.A.) Limited who has signed below in its capacity as placement agent in the United States for the Underwriters (the "U.S. Placement Agent"), do hereby certify as follows:

     (i) the U.S. Placement Agent is a duly registered broker or dealer with the United States Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc, ("NASD") and is in good standing with the NASD and the SEC on the date hereof;

     (ii) all offers and sales of Treasury Units and/or Secondary Shares in the United States were made to a maximum of 50 U.S. Purchasers by the U.S. registered broker-dealer affiliate;

     (iii) no written material other than the Subscription Agreement, was used in connection with the offer and sale of the Treasury Units and Secondary Shares in the United States;

     (iv) immediately prior to offering Treasury Units and Secondary Shares to such offerees in the United States, we had reasonable grounds to believe and did believe that each offeree was an qualified institutional buyer (a "Qualified Institutional Buyer") (as defined in Rule 144A adopted by the US Securities and Exchange Commission under the United States Securities Act of 1933 (the "U.S. Securities Act")) and, on the date hereof, we continue to believe that each U.S. person purchasing Treasury Units and/or Secondary Shares through or from us is a Qualified Institutional Buyer;

     (v) no form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) was used, nor will be used, by us or our representatives, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Treasury Units and Secondary Shares in the United States or to U.S. persons;

     (vi) the offering of the Treasury Units and Secondary Shares in the United States has been conducted by the Underwriters through the U.S. Placement Agent in accordance with the Underwriting Agreement and all applicable U.S. broker-dealer requirements; and

     (vii) (vii) prior to the sale of Treasury Units and the Secondary Shares in the United States pursuant to Rule 144A, we caused each U.S. purchaser to execute a Subscription Agreement which includes a term sheet and containing such representations, warranties and acknowledgements as may be necessary to ensure compliance with U.S. securities laws.

Terms used in this certificate have the meanings given to them in the Underwriting Agreement unless defined herein.

DATED this 22nd day of March, 2005

SPROTT SECURITIES INC.                     SPROTT SECURITIES (U.S.A.) LIMITED


By:                                        By:
    ------------------------------------       ---------------------------------
    Authorized Signing Officer                 Authorized Signing Officer

                                  SCHEDULE "B"

                       OUTSTANDING CONVERTIBLE SECURITIES

A.   Director Stock Options -- December 13, 2001

     Effective December 13, 2001, the Company granted director stock options to purchase up to an aggregate of 1,050,000 Common shares exercisable for a period of five years ending on December 12, 2006 at a price of $0.90, of which the following remain outstanding:

Name          No. of Shares
----          -------------
Mark Fields      300,000

B.   Director Stock Options -- April 29, 2002

     Effective April 29, 2002, the Company granted director stock options to purchase up to an aggregate of 400,000 Common shares exercisable for a period of five years ending on April 28, 2007 at a price of $0.90, of which the following remain outstanding:

Name             No. of Shares
----             -------------
Mark Smith          150,000
Clay Gillespie      100,000

     These options were approved by the TSX Venture Exchange on May 21, 2002.

C.   Private Placement Warrants -- April 16, 2003

On April 16, 2003, the Company issued private placement warrants to purchase 5,500,000 Common shares in the capital of the Company exercisable for a term of two years ending on April 16, 2005 at a price of $0.25 per share, of which the following remain outstanding:

Name              No. of Shares
----              -------------
Bazamakijo Pty.
   Limited          1,100,000

D.   Director Stock Option -- August 12, 2003

     Effective August 12, 2003, the Company granted to Gord Fretwell, pursuant to the terms of the Company's Share Option Plan, a director stock option to purchase up to 100,000 Common shares exercisable for a period of five years ending on August 12, 2008 at a price of $0.29 per share, of which 10,000 remain unexercised.

E.   Employee and Consultant Stock Options -- April 23, 2004

     Effective April 23, 2004, pursuant to the Company's Share Option Plan, the Company granted employee and consultant stock options to purchase up to an aggregate of 85,000 Common shares exercisable for a period of five years ending on April 23, 2009 at a price of $1.01, of which the following remain outstanding:

Name                   No. of Shares
----                   -------------
Lei Wang, (employee)       35,000

F.   Employee Stock Option -- July 8, 2004

     Effective July 8, 2004, the Company granted to Gail MacLaren an employee stock option to purchase 100,000 Common shares exercisable for a period of five years ending on July 8, 2009 at a price of $1.56 per share. This option will vest and may be exercised as follows: (a) 25,000 shares on the date of grant (July 8, 2004), (b) 25,000 shares on July 8, 2005; and (c) 50,000 shares on July 8, 2006, and, should a change of control occur of the Company, then all remaining shares shall vest upon the change of control. This option has been exercised as to 25,000 shares on December 2, 2004.

G.   Director Stock Option -- September 24, 2004

     Effective September 24, 2004, the Company granted to Jeff Fehn a director stock option to purchase 950,000 Common shares exercisable for a period of five years ending on September 24, 2009 at a price of $2.30 per share. This option will vest and may be exercised as follows: (a) 310,000 shares on the date of grant (September 24, 2004), and (b) 80,000 shares on each of November 30, 2004, February 28, 2005, May 31, 2005, August 31, 2005, November 30, 2005, February 28, 2006, May 31, 2006 and August 31, 2006.

H.   Senior Officer and Employee Stock Options -- February 14, 2005

     Effective February 14, 2005, pursuant to the Company's Share Option Plan, the Company granted senior officer and employee stock options to purchase up to an aggregate of 400,000 Common shares exercisable for a period of five years ending on February 14, 2010 at a price of $5.60 per share as follows:

Name             Type of Option   No. of Shares
----             --------------   -------------
Martin Rip(1)    Senior Officer      300,000
Roy Fougere(2)      Employee         100,000

NOTES:

(1) This option vests as to 37,500 shares on May 14, 2005 and 37,500 shares every three months thereafter.

(2) This option vests as to 12,500 shares on May 14, 2005 and 12,500 shares every three months thereafter.

I.   Director Stock Options -- March 9, 2005

     Effective March 9, 2005, pursuant to the Company's Share Option Plan, the Company granted director stock options to purchase up to an aggregate of 750,000 Common shares exercisable for a period of five years ending on March 9, 2010 at a price of $5.30 per share as follows:

Name                  No. of Shares   Date of Exercise   No. of Shares Exercised
----                  -------------   ----------------   -----------------------
Graham Mackenzie(1)      500,000
Jeffrey Fehn(2)          250,000

NOTES:

(1) This option vests as to 62,500 shares on June 1, 2005 and 62,500 shares every three months thereafter.

(2) This option vests as to 31,250 shares on June 1, 2005 and 31,250 shares every three months thereafter.

Director Stock Options -- March 17, 2005

Effective March 17, 2005, pursuant to the Company's Share Option Plan, the Company granted director stock options to purchase up to an aggregate of 300,000 Common shares exercisable for a period of five years ending on March 17, 2010 at a price of $5.31 per share to Sam Yik( I).

NOTES:

(1) This option vests as to 37,500 shares on June 16, 2005 and 62,500 shares every three months thereafter.